                                                                   EXHIBIT 11.1




 DYNAMEX INC.
 CALCULATION OF NET INCOME PER COMMON SHARE
 (in thousands except per share data)
 (Unaudited)

                                         Three months ended
                                              October 31,
                                        --------------------
                                          2002         2001
                                        --------     -------
Net income                              $  1,968     $   907
                                        ========     =======

Weighted average common
   shares outstanding                     11,207      10,207

Common share equivalents related
   to options and warrants                    72          38
                                        --------     -------

Common shares and common share
   equivalents                            11,279      10,245
                                        ========     =======

Common stock price used under
   treasury stock method                $   2.44     $  1.93
                                        ========     =======

Net income (loss) per common share:
   Basic                                $   0.18     $  0.09
                                        ========     =======

   Diluted                              $   0.17     $  0.09
                                        ========     =======